Exhibit 10.1
Executive Employment Agreement
THIS EXECUTIVE EMPLOYMENT AGREEMENT, (this “Agreement”), is made this 14th day of December, 2010, between First Columbia Bank & Trust Co., a Pennsylvania banking institution, (the “Bank”), and Jeffrey T. Arnold, an adult individual (the “Executive”).
     WHEREAS, the Executive is currently the Chief Financial Officer of the Bank; and
     WHEREAS, the Bank is owned by CCFNB Bancorp (the “Corporation”) (the Bank and the Corporation being sometimes referred to in this Agreement as the “Employers”); and
     WHEREAS, the Executive and the Bank have agreed that the Executive will continue to serve the Bank in an executive capacity under the terms and conditions set forth herein; and
     NOW, THEREFORE, in consideration of the mutual covenants and agreements set forth herein and intending to be legally bound hereby, the parties agree as follows;
1. EMPLOYMENT AND EMPLOYMENT TERM, The Bank hereby shall employ the Executive and the Executive hereby accepts employment with the Bank for a term of twenty-four (24) months commencing on January 1, 2011, and ending on December 31, 2013 (“Termination Date”), unless sooner terminated as hereinafter provided. On the Termination Date, while the Executive is employed by the Bank, the terms of the Executive’s employment shall be automatically extended for successive additional terms of one year, unless Executive or the Bank give written notice to the other on or before the first day of the fourth month prior to the Termination Date of the then current term of intention not to renew. Notwithstanding the foregoing, the term of Executive’s employment can be terminated pursuant to the provisions of Paragraph 10 herein; provided, however, the parties agree that in no event shall the term of Executive’s employment hereunder extend beyond December 31st in the calendar year in which Executive’s 65th birthday occurs (that is, December 31, 2032.)
2. POSITION, DUTIES. AND PLACE OF EMPLOYMENT. The Executive shall serve as the Chief Financial Officer of the Bank, reporting only to the President and Chief Executive Officer of the Bank, and shall have responsibilities of the Chief Financial Officer as set forth in the job description thereof, as the same may be modified from time to time by the Bank Board. The Executive shall have such other powers and duties as may from time to time be prescribed by the Bank Board, provided such duties are consistent with the Executive’s position as the Chief Financial Officer of the Bank. The Executive’s primary office shall be located at such place as the Bank Board shall determine.
3. ENGAGEMENT IN OTHER EMPLOYMENT. The Executive shall devote all his ability and attention to the business of the Bank during the term of this Agreement. The Executive shall, during the term of this Agreement, notify the Bank Board in writing and receive written approval from the Bank before the Executive engages in any other business or commercial activities, duties or pursuits, including, but not limited to, directorships of other companies. Under no circumstance, during the term of this Agreement, may the Executive engage in any business or commercial activities, duties or pursuits which compete with the business or commercial activities of the Employers, nor may the Executive serve as a director or officer or in any other capacity in a company which competes with the Employers. Executive shall not be precluded, however, from engaging in voluntary or philanthropic endeavors, from engaging in activities designed to maintain and improve his professional skills, or from engaging in activities incident or necessary to personal investments, so long as they are, in the Bank Board’s reasonable opinion, not in conflict with or detrimental to the Executive’s rendition of services on behalf of the Bank. Executive shall not serve as fiduciary in connection with the administration of any trust, estate, agency or other fiduciary relationship without the prior approval from the Bank’s Board, other than as a fiduciary on behalf of, or in connection with, the settlement of an estate of a member of the Executive’s immediate family (i.e., spouse, parent, child, or sibling).
4. COMPENSATION.
     a. Annual Base Salary. As compensation for services rendered to the Bank under this Agreement, the Executive shall be entitled to receive from the Bank an annual base salary of not less than $117,000.00 dollars per year, (the “Annual Base Salary”) payable in substantially equal bi-weekly installments (or such other intervals as established by the Bank’s payroll policy) prorated for any partial employment period. The Annual Base Salary shall be reviewed annually, no later than December 15 of the then calendar year and shall be subject to such annual change (but not reduced below

$_117,000.00) without the Executive’s written consent, except in cases of national financial depression or emergency when compensation reduction has been implemented by the Bank Board for all of the Banks’ executive staff) as may be set by the Bank’s Board, taking into account the position and duties of the Executive and the performance of the Corporation and the Bank.
     b. Bonus. The Bank’s Board in its sole discretion may provide for payment of a periodic bonus to the Executive in such an amount or nature as it may deem appropriate based on Executive’s performance, the financial performance of the Corporation and the Bank and other relevant factors.
5. FRINGE BENEFITS, VACATION, EXPENSES AND PERQUISITES.
     a. Benefit Plans. The Executive shall be entitled to participate in or receive benefits under all Bank employee benefit plans including, but not limited to, any pension plan, profit-sharing plan, savings plan, life insurance plan or disability insurance plan, as made available by the Bank to its employees, subject to and on a basis consistent with terms, conditions and overall administration of such plans and arrangements, and provided, further that such participation does not violate any state or federal law, rule or regulation.
     b. Business Expenses. During the term of his employment hereunder, the Executive shall be entitled to receive prompt reimbursement for all reasonable expenses incurred by him (in accordance with the policies and procedures established by the Bank Board for its senior executive officers) in performing services hereunder, provided that the Executive properly accounts therefore in accordance with Bank policy
     c. Vacation. Holiday, Sick Days and Personal Days. The Executive shall be entitled to the number of paid vacation days in each calendar year determined by the Bank from time to time for its senior executive officers, but not less than 20 business days per calendar year (prorated in any calendar year during which the Executive is employed hereunder for less than the entire such year in accordance with the number of days in such calendar year during which he is so employed). The Executive shall also be entitled to all paid holidays, sick days and personal days provided to the Bank to its regular full-time employees and senior executive officers.
6. NON-DISCLOSURE TRADE/SECRET. During the term of his employment hereunder, or at any later time, the Executive shall not, without the written consent of the Bank Board or a person authorized thereby, knowingly disclose to any person, other than an employee of the Employers, or to a person to whom disclosure is reasonable necessary or appropriate in connection with the performance by the Executive of his duties as an executive of the Bank, any confidential information obtained by the Executive while in the employ of the Bank with respect to any of the Employers’ services, products, improvements, formulas, designs or styles, processes, customers, methods of business or any business practices, the disclosure of which could be or will be materially damaging to the Employers, provided, however, that confidential information shall not include any information known generally to the public (other than as a result of unauthorized disclosure by the Executive or any person with the assistance, consent or direction of the Executive) or any information of a type not otherwise considered confidential by persons engaged in the same business or a business similar to that conducted by the Employers or any information that must be disclosed as required by law. This provision shall survive termination of the Executive’s employment under this Agreement and/or termination of this Agreement.
7. RESTRICTIVE COVENANT. The Executive covenants and agrees as follows: the Executive shall not directly or indirectly, within the marketing area of the Employers (defined as the area within a thirty (30) mile radius of Bloomsburg, Pennsylvania) enter into or engage generally in direct or indirect competition with the Employers or any subsidiary of the Employers, either as an individual on his own or as a partner or joint venturer, or as director, officer, shareholder, employment, agent, independent contractor, lessor or creditor of or for any person, for a period of one (1) year after the date of termination of his employment, whether voluntary or involuntary. The foregoing restriction shall not be construed to prohibit the ownership by Executive of not more than five (5%) percent of any class of securities of any corporation which is in competition with the Employers, provided that such ownership represents a passive investment and that neither Executive nor any group of persons including Executive in any way, either, directly or indirectly, manages or exercises control of any such corporation, guarantees any of its financial obligations, otherwise takes any part its business, other than exercising his rights as a shareholder, or seek to do any of the foregoing. The existence of any claim or cause of action of the Executive against the Bank, whether predicated on this Agreement or otherwise, shall not constitute a defense to the enforcement by the Employers of this covenant. The Executive agrees that the restrictions set forth in this Agreement do not unreasonably interfere with his ability to obtain employment in his chosen field. The Executive also agrees that any breach of the restrictions set forth in Paragraphs 6, 7, and 8 will result in irreparable injury to the Employers for which they shall have no adequate remedy at law and the Employers shall been entitled to injunctive relief in order to enforce the provisions hereof. In the event that this Paragraph shall be determined by any court of competent jurisdiction to be unenforceable in part by reason of it being too great a period of time or covering too great a geographical area, it shall be in full force and effect as to that period of time or geographical area determined to be reasonable by the court.

8. NON-SOLICITATION. Executive covenants and agrees that while employed by the Bank and for a period of one (1) year after the termination of Executive’s employment, either voluntarily or involuntarily, Executive shall not, either directly or indirectly in any capacity whatsoever, (a) obtain, solicit, divert, appeal to, attempt to obtain, attempt to solicit, attempt to divert, attempt to appeal to any customers, clients or referral sources of the Employers to divert their business from the Employers; (b) solicit any person who was employed by the Employers to leave the employ of the Employers. For purposes of this covenant, “customers, clients, and referral sources” shall include all persons who are or were customers, clients or referral sources of the Employers at any time during the employment of Executive by the Bank. The non-solicitation covenant set forth in this Paragraph 8 shall not be construed to prohibit a general advertising or marketing program directed toward the marketing area of the Employers by any subsequent employer of Executive. The existence of any claim by Executive, whether predicated upon this Agreement or otherwise, shall not constitute defense to the Employers’ enforcement of or attempts to enforce this provision.
9. NOTIFICATION OF A NON-DISCLOSURE/TRADE SECRET, RESTRICTIVE COVENANT AND NON-SOLICITATION PROVISIONS. During his employment and for a period of one (1) year following termination of his employment with the Bank, Executive agrees to inform any prospective employer of the existence of the Non-Disclosure/Trade Secret, Restrictive Covenant and Non-Solicitation provisions of this Agreement.
10. TERMINATION AND PAYMENTS UPON TERMINATION.
     a. Death of Executive. The Executive’s employment hereunder shall terminate upon his death. Upon his death, the Bank shall pay Executive’s then current Annual Base Salary (minus applicable taxes and withholdings) prorated through the date of death, together with the dollar value of any accrued vacation and the amount of any unreimbursed business expenses as of the date of termination, and the Employers shall have no further obligation to the Executive under this Agreement.
     b. Executive Disability. Executive’s employment shall be subject to termination by the Bank upon (30) days advance written notice in the event of Executive’s disability as defined herein. For purposes of this Agreement, “disability” shall mean a physical or mental condition of the Executive (a) that shall have prevented Executive from performance of his duties as Chief Financial Officer on a full-time basis (i.e., for purposes hereof, an average of no less than thirty-five (35) hours per week) during a period of ninety (90) consecutive days, and (b) that, in the opinion, stated to a reasonable degree of medical certainty, of a physician licensed to practice in the Commonwealth of Pennsylvania, is likely to continue to prevent Executive from the performance of his duties on a full-time basis for an additional six months or more. Executive waives physician-patient privilege and consents to and authorizes the release of his medical records to the Bank in the event Executive has not been able to work full-time for a period of ninety (90) consecutive days. In addition, in such event, Executive (a) authorizes any physician treating Executive to discuss Executive’s condition with authorized representatives of the Bank and to express opinions as to the prognosis for Executive’s recovery, and (b) consents to such medical examinations by licensed physicians as the Bank may reasonably require in order to evaluate Executive’s condition and prospects for resumption of his duties on a full-time basis. Executive will execute such consents, releases and other documents as may be reasonably requested by the Bank to enable the Bank to obtain the medical information contemplated hereby. The Bank shall use such information solely for the purposes evaluating Executive’s continued employment under this Agreement. If Executive’s employment shall be terminated by reason of his disability, the Bank shall pay Executive his then current Annual Base Salary (minus applicable taxes and withholdings) prorated through the date of termination, together with the dollar value of any accrued vacation and the amount of any unreimbursed business expenses as of the date of termination, and the Bank shall have no further obligation to the Executive under this Agreement.
     c. For Cause Termination. The Bank may terminate the Executive’s employment hereunder for Cause. For purposes of this Agreement, the Bank shall have “Cause” to terminate the Executive’s employment hereunder upon (1) the repeated failure by the Executive to substantially perform his duties hereunder following written notice to Executive specifying the nature of his deficient performance and the failure by Executive to correct such deficiency within thirty (30) days of said notice; or (2) the engaging by the Executive in serious misconduct injurious to the Employers; or (3) the violation by the Executive of the provisions of Paragraphs 3, 6, 7, or 8 hereof after written notice from the Bank and a failure to cure such violation within thirty (30) days of said notice; or (4) the dishonesty or gross negligence of the Executive in the performance of his duties under this Agreement; or (5) the breach of Executive’s fiduciary duty to the Employers involving personal profit; or (6) the violation of any law, rule or regulation covering banks or bank officers or any final and unappealable cease and desist order issued by a bank regulatory authority, any of which, directly and materially harms the business of the Employers; or (7) moral turpitude or other serious misconduct on the part of the Executive which brings material public discredit to the Employers. Any termination for Cause must be approved by: (1) the affirmative vote of a majority of the directors then in office of the Bank, prior to a Change of Control, or (ii) the affirmative vote of not less than eighty (80%) percent of the directors then in office of the Bank, following a Change of Control.
     If the Executive’s employment shall be terminated for cause, the Bank shall pay the Executive his full Annual Base Salary (minus applicable taxes and withholdings) prorated through the date of the termination at the rate in effect at the time of termination, together with the dollar value of any accrued vacation and the amount of any unreimbursed business expenses as of the date of termination, and the Bank shall have no further obligation to the Executive under this Agreement.
     d. Resignation by Executive. The Executive may terminate his employment hereunder upon one hundred twenty (120) days written notice. Upon Executive’s resignation, the Bank shall pay Executive his Annual Base Salary (minus applicable taxes and withholding) prorated through the date of termination at the rate then in effect at the time of the termination, together with the dollar value of any accrued vacation and the amount of any unreimbursed business expenses as of the date of termination, and the Bank shall have no further obligation to the Executive under this Agreement.
     e. Termination Without Cause. At any time while the Executive is employed under this Agreement, the Bank may terminate the Executive’s employment without cause and without advance notice. Upon such termination, the Bank shall pay Executive his then current Annual Base Salary (minus applicable taxes and withholdings) prorated through the date of termination, together with the dollar value of any accrued vacation and the amount of any unreimbursed business expenses as of the date of termination, plus an amount equal to one times Executive’s Annual Base Salary (minus applicable taxes and withholdings), subject to any limitation under Paragraph 11 of this Agreement. Payment of the amount due pursuant this paragraph shall be paid over a twelve (12) month period, prorated in equal installments on the Bank’s regular paydays, unless the termination occurs within twelve (12) months after a Change of Control, as defined herein, in which case payment of the amount due pursuant to this paragraph shall be in a lump sum within thirty (30) days after the date of termination. Executive also will be entitled to the continuation of life insurance, health and dental plans and other employee benefits made available to and on a cost basis consistent with all employees of the Bank for one (I) year after termination. The Bank shall have no further obligation to the Executive under this Agreement.
     f. Termination by Executive for Good Reason. The Executive may terminate his employment hereunder for Good Reason, in each case after notice from the Executive to the Bank within ninety (90) days after the initial existence of any such condition that such action or limitation of the Bank constitutes Good Reason and the failure of the Bank to cure such situation within forty-five (45) days after such notice. The term “Good Reason” shall mean (i) any assignment to the Executive, without his consent, of any duties other than those contemplated by, or any limitations of the powers of the Executive not contemplated by Paragraph 2 hereof, or (ii) any other breach by the Bank of its obligations under this Agreement.
     If Executive shall terminate his employment for Good Reason, the Bank shall pay the Executive an amount equal to his then current Annual Base Salary (minus applicable taxes and withholdings) prorated through the date of termination, together with the dollar value of any accrued vacation and the amount of any unreimbursed business expenses as of the date of termination, plus an amount equal to one (1) times his then current Annual Base Salary (minus applicable taxes and withholdings), subject to any limitation under Paragraph 11 of this Agreement. Payment of the amount due pursuant to this Paragraph shall be paid over a twelve (12) month period, prorated in equal installments on the Employer’s regular paydays, unless the termination occurs within twelve (12) months after the occurrence of a Change of Control, as defined herein, in which case any amount due under this Paragraph shall be paid in a lump sum within thirty (30) days following the date of termination. Executive also will be entitled to the continuation of life insurance, health and dental plans and other employee benefits made available to and on a cost basis consistent with all employees of the Bank for one (1) years after termination. The Bank shall have no further obligation to the Executive under this Agreement.
     g. Non-Renewal by the Bank. The Bank may terminate the Executive’s employment pursuant to an election not to renew this Agreement as provided under Paragraph 1 above. Upon such termination, the Bank shall pay Executive his current Annual Base Salary (minus applicable taxes and withholdings) for a one (1) year period at the rate then in effect at the time of termination, together with the dollar value of any accrued vacation and the amount of any unreimbursed business expenses as of the date of termination, subject to any limitation under Paragraph 11 of this Agreement. The foregoing severance payments shall be made over a twelve (12) month period commencing on the effective date of termination prorated in equal installments on the Bank’s regular paydays, except in the case of an election not to renew made by the Bank within twelve (12) months after the occurrence of a Change of Control, the amount owing to Executive shall be paid in a lump sum within thirty (30) days following the date of termination. The Bank shall have no further obligation to the Executvie under this Agreement.
     (h) Non-Renewal by Executive. The Executive may terminate his employment pursuant to an election not to renew this Agreement as provided under Paragraph 1 above. Upon such termination, the Bank shall pay Executive his current Annual Base Salary (minus applicable taxes and withholdings) prorated through the date of termination at the rate then in effect at the time of termination, together with the dollar value of any accrued vacation and the amount of any unreimbursed business expenses as of the date of termination, and the Bank shall have no further obligation to the Executive under this Agreement.
11. SECTION 280G LIMITATION. If any severance or salary continuation payments are to be made under the terms of Paragraph 10 herein (together with any other payments which the Executive has the right to receive from the Bank as a result of the termination of Executive without cause by the Bank or the termination by Executive for Good

Reason), and those payments shall be determined by the Bank’s or its successor’s, as the case may be, independent certified public accountants to constitute a “golden-parachute payment” under Section 280G of the Internal Revenue Code of 1986 (“Code”) and the regulations thereunder and any successor or similar code section and regulations thereunder; then the Executive agrees that such aggregate amount shall be reduced in order to avoid the excise tax imposed by Section 4999 of the Code. All such amounts hereunder shall be determined by the Bank’s or its successor’s, as the case may be, independent certified public accountants, whose determination shall be final and binding upon the parties and their successors to this Agreement.
12. AUTOMATIC TERMINATION.
     The parties agree that Executive’s employment under this Agreement shall not extend beyond the 31” day of December in the calendar year in which Executive’s 65th birthday occurs. Continued employment, if any, of Executive by the Bank thereafter shall be “at will” employment.
13. DAMAGES FOR BREACH OF CONTRACT. In the event of a breach of this Agreement by either Bank or the Executive resulting in damages to the other party to this Agreement, the non-breaching party may recover from the party breaching the Agreement only those damages as set forth herein. In no event shall any party be entitled to the recovery of attorney’s fees or costs, except as provided in the last sentence of this Paragraph 13.
     Notwithstanding the above, the attorney’s fees and costs incurred by Executive in connection with the enforcement of his rights under this Agreement after a Change of Control shall be paid by the Bank, or its successor, as the case may be, unless Executive is judicially determined to have acted in bad faith.
14. DEFINITION OF CHANGE OF CONTROL. For the purposes of this Agreement, the term “Change of Control” shall mean: a Change of Control of a nature that would be required to be reported in response to Item 6(e) of schedule 14A of Regulation 14A and any successor rule or regulation promulgated under the Securities Exchange Act of 1934 (the “Exchange Act”); provided that, without limitation, such a Change of Control shall be deemed to have occurred if (a) any “person” (as such term is used in Sections 13(d) and 14(d) of the Exchange Act), other than the Corporation or any “person” who on the date hereof is a director or officer of the Corporation, is or becomes the “beneficial owner” (as defined in Rule 13d-3 under the Exchange Act), directly or indirectly, of securities of the Corporation representing twenty-five (25) percent or more of the combined voting power of the Corporation’s then outstanding securities; (b) during any period of two (2) consecutive years during the term of this Agreement, individuals who at the beginning of such period constitute the Board of Directors of the Bank or Corporation cease for any reason to constitute at least a majority thereof, unless the election of each director who was not a director at the beginning of such period has been approved in advance by directors representing at least two-thirds (2/3) of the directors then in office who were directors at the beginning of the period; or (c) the sale, exchange or transfer of all or substantially all of the Bank’s or Corporation’s assets.
15. DEFINITION OF DATE OF CHANGE OF CONTROL. For purposes of this Agreement, the date of Change of Control shall mean:
          (a) the first date on which a single person and/or entity, or group of affiliated persons and/or entities, acquire the beneficial ownership of twenty-five (25%) percent or more of the Corporation’s voting securities;
          (b) the date of the transfer of all or substantially all of the Bank’s or Corporation’s assets;
          (c) the date on which a merger, consolidation or combination is consummated, as applicable; or
          (d) the date on which individuals who formerly constituted a majority of the Board of Directors of the Bank or Corporation under Paragraph 14, above, ceased to be a majority.
          Notwithstanding anything contained herein to the contrary, if Executive’s employment is terminated and he reasonably concludes that such termination (i) was effected at the request of a third party who has expressed an intention to effect a Change of Control, or (ii) otherwise occurred in connection with or in anticipation of an actual or attempted Change of Control, then in such event a Change of Control shall be deemed to have occurred on the date immediately prior to the date of termination of Executive’s employment.
16. NOTICE. For the purposes of this Agreement, notices and all other communications provided for in the Agreement shall be writing and shall be deemed to have been duly given when hand-delivered or mailed by United States certified mail, return receipt requested, postage prepaid, addressed as follows:

If to Executive:	Jeffrey T. Arnold
Brushy Ridge Road
Montoursville, PA 17754

If to the Bank:	First Columbia Bank & Trust Co.
232 East Street
Bloomsburg, PA 17815
Attention: Chief Executive Officer
or to such other address as any party may have furnished to the other in writing in accordance herewith, except that notices of change of address shall be effective only upon receipt.
17. SUCCESSORS. This Agreement shall inure to the benefit of and be binding upon the Executive, the Bank and any of its successors or assigns, provided however, that the Executive may not commute, anticipate, encumber, dispose or assign any payment.
18. SEVERABILITY. If any provision of this Agreement is declared unenforceable for any reason, the remaining provisions of this Agreement shall be unaffected and shall remain in full force and effect.
19. PAYMENT OF MONEY DUE DECEASED EXECUTIVE. In the event of Executive’s death, any moneys that may be due him from the Bank under this Agreement as of the date of death shall be paid to the person designated by him in writing for this purpose, or in the absence of any such designation to: (i) his spouse if she survives him, or (ii) his estate if his spouse does not survive him.
20. LAW GOVERNING. This Agreement shall be governed by and construed in accordance with the laws of the Commonwealth of Pennsylvania.
21. ENTIRE AGREEMENT. This Agreement supersedes any and all agreements, either oral or in writing, between the parties with respect to the employment of the Executive by the Bank, and this Agreement contains all the covenants and agreements between the parties with respect to such employment.
     IN WITNESS WHEREOF, the parties hereto, intending to be legally bound hereby, have caused this Agreement to be duly executed in their respective names and in the case of the Bank, by its authorized representatives, the day and year above mentioned.

ATTEST:	FIRST COLUMBIA BANK & TRUST CO.

	By:	/s/ Lance O. Diehl
SECRETARY		CHIEF EXECUTIVE OFFICER

WITNESS:		EXECUTIVE:

/s/ Jeffrey T. Arnold
JEFFREY T. ARNOLD